EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Service Corporation International of our report dated February 18, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Service Corporation International's Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Houston, Texas
December 22, 2020